UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 18, 2006

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, the securities described herein, nor shall there be any sale of these securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful.

Item 3.02  Unregistered Sales of Equity Securities.

On December 18, 2006, Altair Nanotechnologies Inc. ("Altair") issued a Placement Agent's Warrant (the "Warrant") to Cowen and Company, LLC ("Cowen"), as part of the consideration for Cowen's services as placement agent in Altair's previously announced "registered direct" offering, described more fully in Item 8.01 below and in Altair's previous Current Report on Form 8-K filed on December 14, 2006. The Warrant is for 231,482 Altair common shares, at an exercise price of $3.375 per share. The Warrant has a five-year term beginning December 18, 2006. The Warrant contains a "net exercise" provision. Altair has agreed to file a registration statement with the Securities and Exchange Commission within 30 days of the issuance of the Warrant covering the re-sale of the shares issuable upon exercise of the Warrant. A copy of the Warrant was previously filed as Exhibit 4.1 to Altair's Current Report on Form 8-K filed on December 14, 2006.

The Warrant was issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Cowen is an accredited investor within the meaning of Rule 501(a) of the Securities Act; the Warrant was issued without any general solicitation by Altair or its representatives; the Company received representations that the Warrant and common shres issuable thereunder were being acquired for Cowen’s own account and not with a view to resell; and the Warrants include and contemplated that the common shares issuable therender will include standard restrictive legends.

Item 7.01  Regulation FD Disclosure.

On December 18, 2006, Altair issued a press release announcing the completion of the previously announced "registered direct" offering resulting in receipt by Altair of approximately $23.15 million in net proceeds, after deducting placement agent fees and estimated offering expenses. In the offering, Altair issued 9,259,259 units to certain institutional investors, each unit consisting of (i) one common share of Altair and (ii) one warrant to purchase 0.25 common shares of Altair at an exercise price of $2.70 per share, for a purchase price of $2.70 per unit. Units are not issued or certificated. The common shares and warrants are immediately seperable and will be issued separately. The warrants are exercisable beginning December 18, 2006 and through December 18, 2007. A copy of this press release is furnished hereto as Exhibit 99.1.

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01  Other Events.

On December 18, 2006, Altair completed the sale of 9,259,259 units in its previously announced "registered direct" offering, each unit consisting of (i) one common share of Altair and (ii) one warrant to purchase 0.25 common shares of Altair at an exercise price of $2.70 per share, for a purchase price of $2.70 per unit. Units are not issued or certificated. The common shares and warrants are immediately seperable and will be issued separately. The warrants are exercisable beginning December 18, 2006 and through December 18, 2007.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1  Press Release dated December 18, 2006, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: December 18, 2006	By:	/s/ Edward Dickinson
Edward Dickinson, Chief Financial Officer